December 2011 Preliminary Terms No. 2 Registration Statement No. 333-178081 Dated November 23, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities (“ELKS®”)

ELKS offer an enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) that will be determined on the pricing date, and will have the terms described below, as supplemented by the accompanying product supplement and prospectus.  The ELKS do not guarantee the return of any principal at maturity.  At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the common stock of Cummins Inc. is at or below the downside threshold price on the valuation date, a number of shares of common stock of Cummins Inc. equal to the equity ratio (as defined below) or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares of common stock of Cummins Inc. or that cash, as applicable, will be significantly less than the stated principal amount of the ELKS and may be zero.  The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Commissions and Issue Price” below)
Pricing date:	December 22, 2011
Original issue date:	December 28, 2011 (3 business days after the pricing date)
Maturity date:	June 25, 2012
Underlying equity:	Common stock of Cummins Inc.
Underlying equity issuer:	Cummins Inc.
Coupon:
11% to 14% per annum (approximately equivalent to $0.5408 to $0.6883 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.  The actual coupon will be determined on the pricing date.

Coupon payment dates:	Monthly, on the 25th of each month, beginning on January 25, 2012.
Payment at maturity (per ELKS):
•      If the closing price is above the downside threshold price on the valuation date, then you will receive an amount in cash equal to $10 per ELKS; or
•      If the closing price is at or below the downside threshold price on the valuation date, then you will receive shares of common stock of Cummins Inc. in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares of common stock or that cash, as applicable, will be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	$ , which is the closing price of the underlying equity on the pricing date
Downside threshold price:	$ , which is 75% of the initial equity price
Equity ratio:	, which is $10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	June 20, 2012, subject to adjustment for non-trading days and certain market disruption events
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	61760T223
ISIN:	US61760T2235
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per ELKS	$10	$0.15	$9.85
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor.  The lowest price payable by an investor is $9.95 per ELKS.  Please see “Syndicate Information” on page 14 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each ELKS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for ELKS.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement for ELKS dated November 21, 2011
Prospectus dated November 21, 2011

The ELKS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Investment Overview

ELKS®

Equity LinKed Securities

ELKS pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the ELKS will pay either (i) an amount of cash equal to $10 (the stated principal amount of the ELKS), if the closing price of the underlying equity is above the downside threshold price on the valuation date, or (ii) a number of shares of the underlying equity equal to the equity ratio, or, if we so elect, the cash value thereof (determined as of the valuation date), if the closing price of the underlying equity is at or below the downside threshold price on the valuation date.

The ELKS do not guarantee the return of any principal and offer no potential for participation in any appreciation of the underlying equity.  If the closing price of the underlying equity is at or below the downside threshold price on the valuation date, the ELKS are exposed on a 1:1 basis to the negative performance of the underlying equity.

Maturity:	Approximately 6 months
Coupon:
11% to 14% per annum (approximately equivalent to $0.5408 to $0.6883 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.  The actual coupon will be determined on the pricing date.

Minimum payment at maturity:	None

Underlying Equity Overview

Cummins Inc.
Cummins Inc. designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products. Its SEC file number is 001-04949.
Information as of market close on November 21, 2011
Bloomberg Ticker Symbol:	CMI	52 Weeks Ago:	$94.31
Current Stock Price:	$91.10	52 Week High (on 4/29/2011):	$120.18
Current Dividend Yield:	1.76%	52 Week Low (on 8/19/2011):	$79.91

The underlying equity is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-04949 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding the underlying equity issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Equity” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying equity issuer is accurate or complete.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Key Investment Rationale

The ELKS offer a short-term income oriented strategy linked to the underlying equity.

▪	A coupon per annum which is higher than the current dividend yield on the underlying equity.

▪	No potential to participate in any appreciation in the underlying equity.

▪	ELKS do not guarantee the return of any principal.

Key Benefits

The ELKS provide investors with a coupon greater than the current dividend rate on the underlying equity and greater than the rate we would pay on a conventional debt security with the same maturity in exchange for the risk that investors receive shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) worth less than the stated principal amount if the closing price of the underlying equity is at or below the downside threshold price on the valuation date.  The ELKS do not guarantee the return of any principal and offer no potential for participation in any appreciation of the underlying equity.

Enhanced Yield	▪	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying equity.
	▪	The coupon will be paid regardless of the performance of the underlying equity.
Scenario #1	▪
If the closing price of the underlying equity is above the downside threshold price on the valuation date, the ELKS will redeem at maturity for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying equity, even if the closing price of the underlying equity at maturity is above the initial equity price.

Scenario #2	▪
If the closing price of the underlying equity is at or below the downside threshold price on the valuation date, the ELKS will redeem at maturity for a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of these shares or that cash will be worth substantially less than the stated principal amount and may be zero.  In this scenario, the ELKS will have outperformed the underlying equity on a per annum basis to the extent that the coupon exceeds the dividend yield.

Summary of Selected Key Risks (see page 17)

▪	No guaranteed return of principal.

▪	No participation in any appreciation of the common stock of Cummins Inc.

▪	The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.

▪	The market price of the ELKS may be influenced by many unpredictable factors, including the value and volatility of the common stock of Cummins Inc.

▪	The ELKS will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	No affiliation with Cummins Inc.

▪	We may engage in business with or involving Cummins Inc. without regard to your interests.

▪	Maturity date of the ELKS may be accelerated.

▪	You have no shareholder rights.

▪	The ELKS may become exchangeable into the common stock of companies other than Cummins Inc.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the common stock of Cummins Inc.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the ELKS.

▪	The U.S. federal income tax consequences of an investment in the ELKS are uncertain.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Fact Sheet

The ELKS offered are senior unsecured obligations of Morgan Stanley, do not guarantee the return of any principal at maturity and have the terms described below, as supplemented by the accompanying product supplement and prospectus.  At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the underlying equity is at or below the downside threshold price on the valuation date, a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares or that cash will be significantly less than the stated principal amount of the ELKS and may be zero.  The ELKS do not guarantee the return of any principal at maturity.  The ELKS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the ELKS are subject to the credit risk of Morgan Stanley.  “ELKS” is a registered service mark of Citigroup Global Markets Inc.  Used under license.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 22, 2011	December 28, 2011 (3 business days after the pricing date)	June 25, 2012, subject to adjustment for non-trading days and certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$10 per ELKS (see “Syndicate Information” on page 14)
Stated principal amount:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Underlying equity:	Common stock of Cummins Inc.
Underlying equity issuer:	Cummins Inc.
Coupon:
11% to 14% per annum (approximately equivalent to $0.5408 to $0.6883 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.  The actual coupon will be determined on the pricing date.

Coupon payment dates:
Monthly, on the 25th of each month, beginning on January 25, 2012; provided that if any scheduled coupon payment date is not a business day, we will pay the coupon on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled coupon payment date.

Record date:	One business day prior to the related coupon payment date
Payment at maturity:
•      If the closing price is above the downside threshold price on the valuation date, then you will receive an amount in cash equal to $10 per ELKS; or
•      If the closing price is at or below the downside threshold price on the valuation date, then you will receive shares of common stock of Cummins Inc. in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares of common stock or that cash, as applicable, will be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	$ , which is the closing price of the underlying equity on the pricing date
Downside threshold price:	$ , which is 75% of the initial equity price
Equity ratio:	, which is $10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	June 20, 2012, subject to adjustment for non-trading days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 17.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	61760T223
ISIN:	US61760T2235
Minimum ticketing size:	100 ELKS
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the ELKS issued under these preliminary terms and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the ELKS.  This discussion applies only to initial investors in the ELKS who:

•      purchase the ELKS at their “issue price,” which will equal the first price at which a substantial amount of the ELKS is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•      will hold the ELKS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the ELKS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; and
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the ELKS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying equity should an investor receive underlying equity at maturity.  Investors should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of the underlying equity and consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying equity.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of these preliminary terms may affect the tax consequences described herein. Persons considering the purchase of the ELKS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the ELKS and subject to the discussion below under “―Tax Consequences to Non-U.S. Holders,”  you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat an ELKS, under current law, for all U.S. federal income tax purposes as a unit consisting of the following:

(i)           a put right (the “Put Right”) written by you to us that, if exercised, requires you to purchase, for an amount equal to the Deposit (as defined below), the underlying equity (and cash in lieu of any fractional shares) or, if we so elect, the cash value of the underlying equity as of the

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

valuation date; and

(ii)           a deposit with us of a fixed amount of cash, equal to the issue price, to secure the investor’s obligation to purchase the underlying equity (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

The Put Right will be deemed to have been exercised only if the closing price of the underlying equity has decreased to or below the downside threshold price on the valuation date.  Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”).  The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the ELKS to the Deposit and none to the Put Right.  Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours.  The treatment of the ELKS described above and our allocation are not, however, binding on the IRS or the courts.  No statutory, judicial or administrative authority directly addresses the treatment of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the ELKS.  Significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein.  Our counsel has not rendered an opinion as to the proper U.S. federal income tax treatment of the ELKS.  Accordingly, you should consult your tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS (including alternative treatments of the ELKS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of an ELKS that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the ELKS

Assuming the treatment of the ELKS and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

The following discussion describes certain U.S. federal income tax consequences of ownership and disposition of the ELKS.

Coupon Payments on the ELKS.  Under the characterization described above under “―General,” only a portion of the coupon payments on the ELKS will be attributable to the Yield on the Deposit.

The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes.  Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the ELKS will generally be taxable to a U.S. Holder as ordinary interest income, as set forth herein.  A U.S. Holder who is a cash-method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to its receipt of such yield unless the holder elects to do so.  A U.S. Holder who is a cash-method taxpayer and does not make such election should include the Yield on the Deposit as income upon receipt.  An accrual-method taxpayer will be required to include the Yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on the Deposit according to a constant yield method based on daily compounding.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Additionally, cash-method holders who do not elect to accrue the Yield on the Deposit will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the ELKS until the Yield on the Deposit is included in income.  Cash-method holders will not be required to defer an amount in excess of the Yield on the Deposit they would have taken into income had they made the election.

The remainder of the coupon payments will represent the Put Premium.  The Put Premium will generally not be taxable to a U.S. Holder upon receipt, and will be accounted for as described below.

Tax Basis.  Based on our determination set forth above, the U.S. Holder’s tax basis in the Put Right will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Expiration of the Put Right

Receipt of Stated Principal Amount in Cash upon Maturity of the ELKS.  If a U.S. Holder receives the stated principal amount of an ELKS in cash (excluding cash attributable to coupon payments on the ELKS, which will be taxed as described under “—Coupon Payments on the ELKS”), the Put Right will be deemed to have expired unexercised.  In such case, a U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the ELKS (including the Put Premium received at maturity) as short-term capital gain.

Exercise of the Put Right

(i) Receipt of Cash Equal to the Value of the Underlying Equity Upon Maturity of the ELKS.  If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the ELKS, which will be taxed as described under “—Coupon Payments on the ELKS”) that is less than the stated principal amount of the ELKS (the difference is referred in this section as the “Deficit”), the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to pay the Deficit to us upon settlement of the Put Right.  In such case, a U.S. Holder will recognize short-term capital gain or loss with respect to the Put Right in an amount equal to the difference between (i) the total Put Premium received by the holder over the term of the ELKS (including the Put Premium received at maturity) and (ii) the Deficit.

(ii) Receipt of the Underlying Equity Upon Maturity of the ELKS.  If a U.S. Holder receives underlying equity (and cash in lieu of any fractional shares), the Put Right will be deemed to have been exercised.  In such case, the U.S. Holder will not recognize any gain in respect of the Deposit.  In addition, such U.S. Holder will not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and will not recognize any gain or loss with respect to any underlying equity received.  The U.S. Holder will have an aggregate tax basis in the underlying equity received (including any fractional shares) equal to the Deposit less the total Put Premium received over the term of the ELKS.  A U.S. Holder’s holding period for any underlying equity received will start on the day after receipt.  With respect to any cash received in lieu of fractional shares, a U.S. Holder will recognize short-term capital gain or loss with respect to the Put Right in an amount equal to the difference between the amount of cash received in lieu of fractional shares and the pro rata portion of the U.S. Holder’s aggregate adjusted tax basis in the underlying equity that is allocable to such fractional shares.

Sale or Exchange of the ELKS Prior to Maturity.  Upon a sale or exchange of the ELKS prior to its maturity, a U.S. Holder will generally recognize gain or loss with respect to the Deposit and such U.S. Holder’s rights and obligations under the Put Right.  For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of the ELKS between the Deposit and the Put Right based on their respective values on the date of such sale or exchange.  The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit.  Such gain will be treated as ordinary interest income to the extent of the amount of any accrued but unpaid Yield on the Deposit, and any remaining gain will be treated as short-term capital gain.  Loss on the Deposit will be treated as short-term capital loss.  The amount realized that is attributable to the Put Right, together with the total Put Premium received over the term of the ELKS, will be treated as short-term capital gain.

If the value of the Deposit on the date of sale or exchange exceeds the amount realized on the sale or exchange of the ELKS, a U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the ELKS equal to the amount of the excess, in

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such case, the U.S. Holder will recognize gain or loss in respect of the Put Right, as set forth in the previous paragraph, in an amount equal to the total Put Premium received over the term of the ELKS, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Price Event Acceleration.  Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Deposit plus the present value of the portion of the remaining scheduled payments on the ELKS (from and including the date of acceleration) that is attributable to the Yield on the Deposit, (ii) the payment by us of the remaining Put Premium equal to the present value of the portion of the remaining scheduled payments on the ELKS (from and including the date of acceleration) that is attributable to the Put Premium, and (iii) the exercise of the Put Right, followed by settlement through the delivery by the U.S. Holder to us of the Deposit in exchange for the underlying equity, or, if we so elect, the cash value of the underlying equity.  We will also pay cash representing unpaid coupon payments on the ELKS that accrued up to but excluding the date of acceleration.

Any cash received with respect to accrued coupon payments on the ELKS will be taxed as described under “—Coupon Payments on the ELKS.”

Assuming the characterization of the Price Event Acceleration described above, any amount received attributable to the unaccrued Put Premium will be treated as Put Premium received under the Put Right.  A U.S. Holder will, with respect to the amount paid by us to repay the Deposit, generally recognize short-term capital gain equal to the difference between such amount and the U.S. Holder’s adjusted tax basis in the Deposit and ordinary income to the extent of the accrued Yield on the Deposit.  In the case of an initial investor, such difference would be equal to the present value of the portion of the remaining scheduled payments on the ELKS attributable to the unaccrued Yield on the Deposit.  In general, other than gain recognized on the Deposit as described in the previous sentences, the tax treatment of our exercise of the Put Right upon a Price Event Acceleration would be the same as described above under “—Exercise of the Put Right—Receipt of Cash Equal to the Value of the Underlying Equity Upon Maturity of the ELKS” or “—Receipt of the Underlying Equity Upon Maturity of the ELKS,” as the case may be.

Possible Alternative Tax Treatments of an Investment in the ELKS

Due to the absence of authorities that directly address the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat the ELKS as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Under the applicable Treasury regulations, the ELKS would be treated as being issued at a discount, the amount of which would equal the excess of the sum of all payments on the ELKS (including the entire coupon payment amounts) over its issue price.  This discount would be taxed in the same manner as the Yield on the Deposit as discussed under “—Coupon Payments on the ELKS.”  Upon the sale, exchange or settlement of the ELKS, a U.S. Holder would recognize gain as ordinary income to the extent of the discount accrued that is not previously included as income.  However, because the amount payable at maturity with respect to the ELKS is uncertain, it is not clear how accruals of this discount would be determined.

Other alternative U.S. federal income tax treatments of the ELKS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the ELKS.  It is possible, for example, that the ELKS could be treated as constituting an “open transaction” with the result that the coupon payments on the ELKS might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the ELKS. Other alternative characterizations are also possible.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the ELKS is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income).  Accordingly, prospective investors

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the ELKS and the proceeds from a sale, exchange or other disposition of the ELKS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the ELKS and the proceeds from a sale, exchange or other disposition of the ELKS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of an ELKS that is, for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•     certain former citizens or residents of the United States; or
•     a holder for whom income or gain in respect of the ELKS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS.

General

Subject to the discussions below about backup withholding and Section 871(m) of the Code, payments with respect to the ELKS to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such ELKS, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•      the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•      the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•      the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•      the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an ELKS (or a financial institution holding the ELKS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Application of Section 871(m) of the Code

Since the exchange factor will be adjusted to reflect payments of Extraordinary Dividends with respect to the underlying equity, it is possible that Section 871(m) of the Code could apply to the ELKS.  If Section 871(m) of the Code were to apply, the payment received by a Non-U.S. Holder

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

upon the settlement of the ELKS could be treated, in whole or in part, as a “dividend equivalent” from sources within the United States. In that case, the Non-U.S. Holder would be subject to a withholding tax at a rate equal to 30%, or a lesser rate pursuant to an applicable tax treaty, with respect to such dividend equivalent amounts. Because the IRS and the U.S. Treasury Department have not issued any guidance on the scope and application of Section 871(m) of the Code, we currently do not intend to withhold on payments to Non-U.S. Holders upon the early retirement or settlement of the ELKS except as provided above under “—Tax Consequences to Non-U.S. Holders—General.” If, however, additional withholding is required as a result of any future guidance from the IRS and the U.S. Treasury Department, we will not be required to pay any additional amounts with respect to amounts withheld.

Possible Alternative Tax Treatments of an Investment in the ELKS

As described above under “—Tax Consequences to U.S. Holders―Possible Alternative Tax Treatments of an Investment in the ELKS,” the IRS may seek to apply a tax treatment other than the treatment described herein.  Even if such a recharacterization were successful, the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of the ELKS should be the same under current law as those described immediately above.

However, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the ELKS, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, including the possible implications of the notice discussed above.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the ELKS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the ELKS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the ELKS as well as in connection with the proceeds from a sale, exchange or other disposition of the ELKS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the ELKS by taking positions in the underlying equity, in

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial equity price of the underlying equity used to calculate the downside threshold price, and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity on the pricing date absent such hedging activity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity. Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity is at or below the downside threshold price on the valuation date and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity. For further information, see “Use of Proceeds and Hedging” in the accompanying product supplement for ELKS.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ELKS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ELKS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ELKS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ELKS.

Because we may be considered a party in interest with respect to many Plans, the ELKS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ELKS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ELKS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ELKS on behalf of or with “plan assets” of any Plan or with any assets of a

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governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ELKS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any ELKS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the ELKS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each ELKS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for ELKS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Syndicate Information
Issue price	Selling concession	Principal amount of ELKS for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the ELKS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the ELKS.  We encourage you to read the accompanying product supplement for ELKS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
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How the ELKS Work
The following payment scenarios illustrate the potential returns on the ELKS at maturity.

Payment Scenario 1
The closing price of the underlying equity is above the downside threshold price on the valuation date, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above the initial equity price at maturity.

Payment Scenario 2
The closing price of the underlying equity is at or below the downside threshold price on the valuation date, and you receive a number of shares of the underlying equity equal to the equity ratio in exchange for each ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares or that cash will be significantly less than the stated principal amount of the ELKS and could be zero.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS (assuming an exact six-month term) for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical closing prices of the underlying equity on the valuation date to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the closing price of the underlying equity relative to the downside threshold price on the valuation date.

The hypothetical examples are based on the following terms and assume a term of six months:

▪ Stated principal amount (per ELKS):	$10
▪ Hypothetical initial equity price:	$100 (the hypothetical closing price of one share of the underlying equity on the pricing date)
▪ Hypothetical equity ratio:	0.1 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
▪ Hypothetical downside threshold price:	$75 (75% of the hypothetical initial equity price)
▪ Hypothetical annual coupon:	12.5%
▪ Hypothetical annualized dividend yield:	1.8%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $10 investment in the ELKS if the closing price of the underlying equity is above the hypothetical downside threshold price of $75 on the valuation date.  Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity	Total return on the ELKS
$0	N/A*	N/A	N/A	N/A	N/A
$75.00	N/A*	N/A	N/A	N/A	N/A
$85.00	$10.00	$0.625	$10.625	-14.1%	6.25%
$90.00	$10.00	$0.625	$10.625	-9.1%	6.25%
$100.00	$10.00	$0.625	$10.625	0.9%	6.25%
$125.00	$10.00	$0.625	$10.625	25.9%	6.25%
$150.00	$10.00	$0.625	$10.625	50.9%	6.25%
$175.00	$10.00	$0.625	$10.625	75.9%	6.25%
$200.00	$10.00	$0.625	$10.625	100.9%	6.25%
*Assumes that if the closing price at maturity was at or below the hypothetical downside threshold price of $75, the closing price would also have been at or below the hypothetical downside threshold price on the valuation date.  In this case, the investor would suffer a loss as set out below in Table 2.  Nonetheless, if the underlying equity had decreased to or below the downside threshold price on the maturity date, but was above the downside threshold price on the valuation date, investors would still be entitled to receive at maturity the $10 stated principal amount.

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TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $10 investment in the ELKS if the closing price of the underlying equity is at or below the downside threshold price of $75 on the valuation date.  Consequently, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.  Since the maturity date is only 3 business days after the valuation date, it is unlikely that the share price of the underlying equity on the maturity date would rebound significantly above the price on the valuation date.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity	Total return on the ELKS
$0	$0.00	$0.625	$0.625	-99.1%	-93.75%
$25.00	$2.50	$0.625	$3.125	-74.1%	-68.75%
$50.00	$5.00	$0.625	$5.625	-49.1%	-43.75%
$75.00	$7.50	$0.625	$8.125	-24.1%	-18.75%

It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the closing price of the underlying equity on the valuation date on the amount payable to you at maturity, if any.  The actual payment amounts received by investors will depend on (a) whether the closing price of the underlying equity is at or below the downside threshold price on the valuation date and (b) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date).

You can review the historical prices of the underlying equity in the section below called “Historical Information” on page 22.  The historical performance of the underlying equity should not be taken as an indication of its future performance.  It is impossible to predict whether the price of the underlying equity will rise or fall, whether the price of the underlying equity will or will not be at or below the downside threshold price on the valuation date, or whether the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) will be above the initial equity price.

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Risk Factors

The ELKS offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of their particular circumstances. The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For a complete list of risk factors, please see the accompanying product supplement for ELKS and the accompanying prospectus.

▪
The ELKS are not ordinary debt securities — no guaranteed return of principal.  The ELKS combine features of equity and debt.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) an amount of cash equal to the stated principal amount of each ELKS or (ii) if the closing price of the underlying equity is at or below the downside threshold price on the valuation date, a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares.  If we deliver shares of the underlying equity at maturity (or the cash value of such shares, determined as of the valuation date) in exchange for each ELKS, the value of those shares or that cash, as applicable, will be significantly less than the stated principal amount of each ELKS and could be zero.  In addition, if we elect to deliver cash in lieu of shares of the underlying equity at maturity, the amount of cash we deliver will be determined as of the valuation date.  Therefore, you will not participate in any appreciation of the underlying equity between the valuation date and the maturity date.  See “How the ELKS Work” on page 15.

▪
You will not participate in any appreciation in the value of the underlying equity.  You will not participate in any appreciation in the price of the underlying equity, and your return on the ELKS will be limited to the interest payable on the ELKS.

▪
The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS on coupon payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the ELKS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the ELKS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

▪
The ELKS will not be listed and secondary trading may be limited.  The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  MS & Co. may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

▪
Market price of the ELKS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market.  We expect that generally the price of the underlying equity on any day, including in relation to the downside threshold price, will affect the value of the ELKS more than any other single factor.  However, because the payment on the ELKS is not directly correlated to the value of the underlying equity, the ELKS will trade differently from the underlying equity.  Other factors that may influence the value of the ELKS include:

o	the volatility (frequency and magnitude of changes in price) of the underlying equity;

o	the dividend rate on the underlying equity;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying equity issuer and the price of the underlying equity;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the ELKS;

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Equity LinKed Securities

o	the occurrence of certain events affecting the underlying equity issuer that may or may not require an adjustment to the equity ratio; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the underlying equity has declined below the initial equity price.

You cannot predict the future performance of the underlying equity based on its historical performance.  The closing price of the underlying equity may be at or below the downside threshold price on the valuation date and remain below the initial equity price to maturity so that you will receive at maturity shares of the underlying equity or cash worth less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the underlying equity will be above the downside threshold price on the valuation date so that you will receive an amount equal to the stated principal amount of the ELKS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the ELKS at any time in secondary market transactions will likely be significantly lower than the original issue price, since the secondary market prices are likely to exclude commissions paid with respect to the ELKS and the cost of hedging our obligations under the ELKS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the ELKS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
No affiliation with the underlying equity issuer.  The underlying equity issuer is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of the underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  The underlying equity issuer has no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS.  None of the money you pay for the ELKS will go to the underlying equity issuer.

▪
Morgan Stanley may engage in business with or involving the underlying equity issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity issuer.  These research reports may or may not recommend that investors buy or hold the underlying equity.

▪
Maturity date of the ELKS may be accelerated.  The maturity of the ELKS will be accelerated if (i) the closing price of the underlying equity on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the ELKS.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the ELKS.  See “Description of ELKS—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for ELKS.

▪
You have no shareholder rights.  Investing in the ELKS is not equivalent to investing in the underlying equity.  As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.  In addition, you do not have the right to exchange your ELKS for cash or for the underlying equity prior to maturity.

▪
The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer.  Following certain corporate events relating to the underlying equity, such as a stock-for-stock merger where the underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the

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Equity LinKed Securities

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common stock of a successor corporation to the underlying equity issuer based on the closing price of such successor’s common stock.  We describe the specific corporate events that can lead to these adjustments in the section of the accompanying product supplement called “Description of ELKS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity.  MS & Co., as calculation agent, will adjust the equity ratio and the downside threshold price for certain events affecting the underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the underlying equity issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying equity.  For example, the calculation agent is not required to make any adjustments if the underlying equity issuer offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying equity deliverable at maturity, the market price of the ELKS may be materially and adversely affected.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS.  As calculation agent, MS & Co. will determine whether the closing price of the underlying equity is at or below the downside threshold price on the valuation date, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying equity, the cash value of such shares on the valuation date, any adjustment to the equity ratio to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the amount payable to you at maturity of the ELKS.  See the section of the accompanying product supplement called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS includes the agent’s commissions and certain costs of hedging our obligations under the ELKS.  The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the ELKS.  One or more of our subsidiaries expect to carry out hedging activities related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity.  Some of our subsidiaries also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity is at or below the downside threshold price on the valuation date and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value thereof, determined as of the valuation date) at maturity.

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The material U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper tax treatment of the ELKS for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.  Please read the discussion under “Fact Sheet―General Information―Tax considerations” in these preliminary terms concerning the U.S. federal income tax consequences of an investment in the ELKS.  Pursuant to the terms of the ELKS and subject to that discussion, you agree to treat an ELKS, under current law, as a unit consisting of (i) the Put Right written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit, in exchange for the underlying equity (and cash in lieu of fractional shares) or, at our option, the cash value of such underlying equity as determined on the valuation date, and (ii) the Deposit, which is a fixed amount of cash to secure your obligation under the Put Right.  If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS could differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in “Fact Sheet―General Information―Tax considerations”.

December 2011	Page 19

ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders (as defined under “Fact Sheet―General Information―Tax considerations” in these preliminary terms) should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2011	Page 20

ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Information about the Underlying Equity

Cummins Inc. designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products.  The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Cummins Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-04949 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Cummins Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Description of ELKS – The Underlying Equity Issuer and Underlying Equity – Public Information” in the accompanying product supplement for ELKS.

These preliminary terms relate only to the ELKS offered hereby and do not relate to the underlying equity or other securities of Cummins Inc.  The issuer has derived all disclosures contained in these preliminary terms regarding Cummins Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the ELKS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Cummins Inc.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Cummins Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

December 2011	Page 21

ELKS® Based on the Common Stock of Cummins Inc. due June 25, 2012
Equity LinKed Securities

Historical Information

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying equity for each quarter in the period from January 1, 2008 through November 21, 2011.  The closing price of the underlying equity on November 21, 2011 was $91.10.  The associated graph shows the closing prices for the underlying equity for each day in the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying equity as an indication of its future performance.

Cummins Inc. (CUSIP 231021106)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	62.88	42.62	0.125
Second Quarter	73.87	47.46	0.125
Third Quarter	73.22	41.69	0.175
Fourth Quarter	42.77	17.78	0.175
2009
First Quarter	31.61	18.45	0.175
Second Quarter	36.45	26.35	0.175
Third Quarter	48.49	32.08	0.175
Fourth Quarter	50.55	42.54	0.175
2010
First Quarter	63.08	45.16	0.175
Second Quarter	75.79	62.34	0.175
Third Quarter	91.30	63.57	0.2625
Fourth Quarter	111.25	88.10	0.2625
2011
First Quarter	113.85	97.55	0.2625
Second Quarter	120.18	92.44	0.2625
Third Quarter	110.82	79.91	0.40
Fourth Quarter (through November 21, 2011)	103.39	81.01	0.40

Historicals prices with respect to CMI stock have been adjusted to reflect a two-for-one stock split that was effective on January 2, 2008. We make no representation as to the amount of dividends, if any, that Cummins Inc. may pay in the future. In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cummins Inc.

The Common Stock of Cummins Inc. – Daily Closing Prices January 1, 2008 to November 21, 2011

December 2011	Page 22